As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	47-2564547
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12121 WICKCHESTER LANE, SUITE 500

HOUSTON, TEXAS

(Address of Principal Executive Offices)

77079

(Zip Code)

SEACOR Marine Holdings Inc. 2022 Equity Incentive Plan

(Full Title of Plan)

JOHN GELLERT

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SEACOR MARINE HOLDINGS INC.

12121 WICKCHESTER LANE, SUITE 500

HOUSTON, TEXAS 77079

(346) 980-1700

(Name and address for Agent for Service)

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

BRETT D. NADRITCH, ESQ.

MILBANK LLP

55 HUDSON YARDS

NEW YORK, NEW YORK 10001

(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.  ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

SEACOR Marine Holdings Inc. (the “Registrant” or the “Company”) will provide, free of charge, all participants in the SEACOR Marine Holdings Inc. 2022 Equity Incentive Plan (the “2022 Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act upon a written request to the Company’s Legal Department, 12121 Wickchester Lane, Suite 500, Houston, Texas 77079 or by calling (346) 980-1700. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021 as filed with the Commission on March 10, 2022.

(2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2022 as filed with the Commission on May 4, 2022.

(3) The Company’s definitive proxy statement on Schedule 14A as filed with the Commission on April 22, 2022, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021.

(4) The Company’s Current Reports on Form 8-K, as filed with the Commission on January 6, 2022 and March 16, 2022 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items).

(5) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10, initially filed with the Commission on December 13, 2016, as amended (File No. 001-37966), as described in Exhibit 4.3.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s third amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s third amended and restated certificate of incorporation provides for such exculpation from personal liability.

The Company expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1*	Third Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 10.1 to the Company’s 10-Q, filed on August 7, 2019 (SEC File No. 001-37966)).

4.2*	Third Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to the Company’s 8-K, filed on March 19, 2019 (SEC File No. 001-37966)).

4.3*	Description of Securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference to Exhibit 4.11 of the Company’s Annual Report on Form 10-K filed with the Commission on March 4, 2020 (File No. 001-37966)).

5.1**	Opinion of Milbank LLP.

23.1**	Consent of Grant Thornton LLP.

23.2**	Consent of Milbank LLP (contained in Exhibit 5.1 hereto).

24.1**	Powers of Attorney (included on the signature page hereof).

99.1*	SEACOR Marine Holdings Inc. 2022 Equity Incentive Plan (incorporated by reference to Annex A of the Company’s definitive proxy statement on Schedule 14A as filed with the Commission on April 22, 2022 (SEC File No. 001-37966)).

107**	Filing Fee Table

*	Incorporated by reference as indicated.
**	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 9, 2022.

SEACOR MARINE HOLDINGS INC.

By:	/s/ Jesús Llorca
Name: Jesús Llorca
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints John Gellert, Jesús Llorca, and Andrew H. Everett II, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ John Gellert	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2022
John Gellert

/s/ Jesús Llorca	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 9, 2022
Jesús Llorca

/s/ Gregory S. Rossmiller	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 9, 2022
Gregory S. Rossmiller

/s/ Andrew R. Morse	Director	June 9, 2022
Andrew R. Morse

/s/ R. Christopher Regan	Director	June 9, 2022
R. Christopher Regan

/s/ Alfredo Miguel Bejos	Director	June 9, 2022
Alfredo Miguel Bejos

/s/ Julie Persily	Director	June 9, 2022
Julie Persily